Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Prothena Corporation plc:
We consent to the incorporation by reference in the registration statements (Nos. 333-226724, 333-218184, 333-211653, 333-196572 and 333-187726) on Form S-8 and the registration statements (Nos. 333-231675, 333-223207, 333203258, 333-197006, 333-196965 and 333-193416) on Form S-3 of Prothena Corporation plc of our reports dated March 3, 2020, with respect to the consolidated balance sheets of Prothena Corporation plc as of December 31, 2019 and 2018, the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10‑K of Prothena Corporation plc.
Our report refers to a change in the Company’s method of accounting for leases as of January 1, 2019 due to the adoption of the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) Topic 842, Leases.

/s/ KPMG LLP
San Francisco, California
March 3, 2020